Exhibit 99.2

      The following table sets forth a summary of selected consolidated financial and other information as of and for each of the years ended December 31, 1999 and 2000 and at or for the six-month periods ended June 30, 2000 and 2001.

	At or For the Six Months		At or For the Years
	Ended June 30,		Ended December 31,

	2001	2000	2000	1999

	(Unaudited)

	(Dollars in thousands, except per share data)

Financial Condition Data:

Total assets	$5,071,135	$3,578,496	$4,260,857	$3,374,571

Stockholders’ equity	321,926	234,723	250,618	223,819

Stockholders’ equity per common share	4.49	3.71	4.10	3.41

Operating Data:

Net income	$29,093	$21,762	$44,588	$37,124

Basic and diluted earnings per common share	0.61	0.45	0.93	0.78

Performance Ratios:

Return on average assets	1.25%	1.25%	1.17%	1.27%

Return on average common equity	28.28	25.36	24.75	24.57

Net interest margin	2.49	2.70	2.50	3.29

Asset Quality Ratios:

Non-performing assets to total assets at end of period	0.35%	0.45%	0.28%	0.27%

Non-performing loans to total loans at end of period	0.58	0.69	0.44	0.37

Allowance for loan losses to total loans at end of period	1.37	1.35	1.29	1.26

Allowance for loan losses to total non-performing loans at end of period	239.29	198.64	298.53	344.76

Net charge-offs to average loans outstanding	0.08	0.06	0.19	0.35